QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

October 12, 2017

Board of Directors
OptiNose, Inc.
1020 Stony Hill Road, Suite 300
Yardley, Pennsylvania 19067

Ladies and Gentlemen:

        We have acted as counsel to OptiNose, Inc., a Delaware corporation (the "Company"), in connection with its filing of (a) a registration statement on Form S-1 (File No. 333-220515) (as amended or supplemented, the "Initial Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Act"), and (b) a registration statement on Form S-1 filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Act (the "462(b) Registration Statement," and together with the Initial Registration Statement, the "Registration Statement"). This opinion letter is furnished in connection with the Company's filing of the 462(b) Registration Statement relating to the proposed public offering of up to 1,437,500 shares of common stock, par value $0.001 per share, of the Company (the "Shares"), all of which Shares are to be sold by the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the 462(b) Registration Statement.

        For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) issuance of the Shares pursuant to the terms of the Underwriting Agreement, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid and nonassessable.

        This opinion letter has been prepared for use in connection with the 462(b) Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the 462(b) Registration Statement.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the 462(b) Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Initial Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP

QuickLinks

  EXHIBIT 5.1